EXHIBIT 23

                       CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Lunar Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (File No. 33-63891) and Form S-3 (File No. 333-40469) of Lunar Corporation of our reports dated July 24, 1998 relating to the consolidated balance sheets of Lunar Corporation and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 1998, which reports appear in the June 30, 1998 annual report on Form 10-K of Lunar Corporation.


KPMG Peat Marwick LLP
Chicago, Illinois
September 25, 1998